FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number C10085-1998
FVAguilar	Filing Number 20233220624
Secretary of State State Of Nevada	Filed On 05/25/2023 12:15:46 PM
	Number of Pages 2

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.Name of Nevada entity as last recorded in this office:

Data443 Risk Mitigation, Inc.

2. The articles are: (mark only one box) ☑ **Restated** ☐ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☑ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Filed in the Office of	Business Number C10085-1998
FVAguilar	Filing Number 20233220624
Secretary of State State Of Nevada	Filed On 05/25/2023 12:15:46 PM
	Number of Pages 2

Attachment To Certificate of Change Pursu
DATA443 RISK MITIGATIO

ARTICLE V

A. The Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is five hundred million (500,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is three hundred thirty seven thousand five hundred (337,500) shares, par value $0.001, with six thousand (6,000) of those shares being the previously approved Series A Convertible Preferred Stock, which will remain in full force and effect after the filing of this Amendment.

President & CEO
May 25, 2023